Exhibit 10.49

SEPARATION AGREEMENT AND GENERAL

RELEASE OF ALL CLAIMS

                                This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Kenneth Potashner (“Director”) on the one hand, and Maxwell Technologies, Inc. (“the Company”) on the other.  (Collectively, Director and the Company shall be referred to as “the Parties.”)

1.             Director has served as an employee of the Company and as a member of the Board of Directors of the Company. As of May 8, 2003 (the “Effective Date”), Director served only as a member of the Board of Directors of the Company, and on such date resigned from the Company Board of Directors.  From the Effective Date until May 8, 2007 (the “End Date”), Director will be available from time to time as reasonably requested for consultation with the Chief Executive Officer of the Company regarding the Company’s business operations.  The Company is prepared to provide Director the benefits provided herein in exchange for such consulting services and the other terms and conditions of this Agreement, and the Director is prepared to enter into this Agreement in exchange for such benefits.  This Agreement will also resolve any and all differences related to Director’s prior employment with the Company and service as a member of the Board of Directors and/or the cessation of that employment and service and any known or unknown claims between the Parties.  For these reasons, the Parties have entered into this Agreement.

2.             In consideration of Director’s consulting services and other agreements under this Agreement, Director shall receive fully vested stock options to purchase 94,251 shares of the Company’s common stock at $6.18 per share.   Such stock options will be issued pursuant to the standard terms and conditions of the 1995 Stock Option Plan and the related grant agreement (other than a vesting schedule which will not apply).  In accordance with the terms of the 1995 Stock Option Plan and the agreement covering such stock options, Director will have a 60-day period following the End Date to exercise any such options or they will expire. Director hereby acknowledges and agrees that, except for the stock options granted pursuant to this paragraph 2, Director has surrendered (and has no rights to) any and all other stock options to purchase shares of stock of the Company or any of its subsidiaries.

3.             In consideration of and in return for the promises and covenants undertaken herein by the Company, including the grant of the stock options under paragraph 2 herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Director does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company and the Company’s parents, subsidiaries, affiliates, employees, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Director which Director now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Director:  (1) arising out of Director’s prior employment with the Company or service as a member of the Board of Directors or the ending of that employment and service; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date.  Also without limiting the generality of the foregoing, Director specifically releases the Releasees from any claim for attorneys’ fees and/or costs of suit.  DIRECTOR SPECIFICALLY AGREES AND ACKNOWLEDGES DIRECTOR IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE DIRECTOR RETIREMENT INCOME SECURITY ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY DIRECTOR OR BY A GOVERNMENTAL AGENCY.

4.             It is the intention of Director in executing this Agreement that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified.  In furtherance of this intention, Director hereby expressly waives any and all rights and benefits conferred upon Director by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  Section 1542 provides:

                                “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

                                Having been so apprised, Director nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542 and elects to assume all risks for claims that now exist in Director’s favor, known or unknown, that are released under this Agreement.

5.             The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law.    Nothing contained herein is to be construed as an admission of liability on the part of the parties hereby released, or any of them, by whom liability is expressly denied.  Accordingly, while this Agreement resolves all issues regarding the Company referenced herein, it does not constitute an adjudication or finding on the merits of any allegations and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability.  Moreover, neither this Agreement nor anything in it shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

6.             Without regard to any other provision of this Agreement, Company acknowledges and agrees that this Agreement shall not reduce or terminate Director’s rights to indemnification, defense, exoneration, and to be held harmless from any claims or actions now pending or brought against him at any time in the future with regard to Director’s activities as an employee, officer or director of the Company or any affiliate of the Company or as the designee or nominee of the Company or any affiliate of the Company, to the extent such rights are created by law, by the charter documents or bylaws of the Company or by any resolutions of the shareholders or board of directors of the Company or any committee thereof, or pursuant to any directors and officers insurance policy or errors and omissions insurance policy or other liability insurance policy or program covering the Company, any of its affiliates, or any of its officers, directors, employees or agents (except for any such reduction or termination that is applicable generally to the officers, directors, employees or agents of the Company).  Company further agrees not to reduce, terminate, non renew or rescind any such insurance or indemnification rights, policies or programs with regard to Director except for any such reduction, termination, non renewal or rescission that is applicable generally to the officers, directors, employees or agents of the Company.

7.             Director acknowledges that during Director’s prior employment and service as a member of the Board of Directors, Director had access to trade secrets and confidential information about the Company, including but not limited to the Company’s products and services, research and development of new products and services, customers, and methods of doing business.  Director agrees that Director shall not disclose any information constituting the trade secrets or confidential information of the Company or its customers that has not been disclosed to the general public prior to that time.

8.             Each party expressly agrees that such party will not in any way disparage or otherwise cause to be published or disseminated any negative statements, remarks, comments or information regarding the other party.

9.             This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

10.           The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily.  Each party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences of signing it.

11.           Within three calendar days of signing and dating this Agreement, Director shall deliver the executed original of the Agreement to Richard Balanson, Chief Executive Officer, Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California  92123.  However, Director acknowledges that Director may revoke this Agreement for up to seven (7) calendar days following Director’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired.  Director acknowledges that such revocation must be in writing addressed to Richard Balanson, Chief Executive Officer, Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California  92123, and received not later than midnight on the seventh day following execution of this Agreement by Director.  If Director revokes this Agreement under this paragraph, the Agreement shall not be effective or enforceable and Director will not receive the benefits described in paragraph 2 above.

12.           If Director does not revoke this Agreement in the time frame specified in the preceding paragraph, the Agreement shall be effective at 12:01 a.m. on the eighth day after it is signed by Director.

13.           If litigation or any other legal proceeding is instituted to interpret or enforce this Agreement, the prevailing party in that litigation or other legal proceeding shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief granted.

I have read the foregoing Separation Agreement and General Release of All Claims and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY.  THIS AGREEMENT

CONTAINS A GENERAL RELEASE OF ALL KNOWN AND

UNKNOWN CLAIMS.

Date:  May 23, 2003

/s/ Kenneth Potashner
Kenneth Potashner

Date:  May 21, 2003

Maxwell Technologies, Inc.

By:	/s/ Richard Balanson
Richard Balanson
Chief Executive Officer